INTERNATIONAL RECTIFIER CORPORATION
        AMENDED AND RESTATED STOCK INCENTIVE PLAN OF 1992



1.   Purpose of Plan

     The purpose of this Amended and Restated Stock Incentive Plan (the "Plan") of International Rectifier Corporation, a Delaware corporation (the "Company") is to enable the Company and its subsidiaries to attract, motivate and retain their employees and certain other individuals by providing incentives related to equity interests in and the financial performance of the Company.


2.   Persons Eligible Under Plan

     Any person, including any director of the Company, who is an officer or key employee of the Company or any of its subsidiaries (an "Eligible Person") shall be eligible to be considered for the grant of an Award (as defined in Section 5 below) or Awards under this Plan.

3.   Stock Subject to Plan

 (a) (i) Aggregate Share Limit; Individual Limits. The maximum number of shares of Company Common Stock, $1 par value per share ("Common Shares") including ISOs that may be issued, is equal to one and one-half percent (1-1/2%) of the number of shares of Common Shares outstanding on January 1, 1993, provided, however, that on each January 1 thereafter, such maximum number shall be increased by the number of shares equal to one and one-half percent (1-1/2%) of the number of shares issued and outstanding on each such date, and such maximum number, as so adjusted, shall constitute and be referred to as the "Share Limit". Common Shares that are issued pursuant to Awards and subsequently reacquired by the Company pursuant to the terms and conditions of such Awards ("Reacquired Common Shares") shall be available for reissue within the Share Limit. Notwithstanding anything contained herein to the contrary, the aggregate number of Common Shares subject to options and stock appreciation rights granted during any calendar year to any individual shall be limited to 200,000 and the maximum individual limit on the number of shares in the aggregate subject to all Awards under this Plan granted during any calendar year shall be 400,000.

      (ii) Restricted Stock awards granted under this Plan shall not exceed five percent (5%) of the maximum number of Common
Shares that may be issued pursuant to all awards granted under this Plan.

 (b) Share Reservation. No award may be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of Common Shares issuable at any time pursuant to such award, plus (ii) the number of Common Shares that have previously been issued pursuant to Awards granted under this Plan, other than Reacquired Common Shares available for reissue consistent with
Section 3(a)(i) above or 3(c) below, plus (iii) the maximum number of Common Shares that may be issued at any time after such date of grant pursuant to Awards that are outstanding on such date, does not exceed the Share Limit.

 (c) Reissue of Awards and Shares. Awards payable in cash or payable in cash or Common Shares that are forfeited or for any reason are not paid under this Plan, and Common Shares subject to Awards that expire or for any reason are terminated and are not issued, as well as Reacquired Common Shares, shall be available for subsequent Awards under the Plan. If an Award is or may be settled only in cash such Award need not be counted against any of the Share Limits under this Section 3.

4.   Administration of Plan

 (a) The Committee. With respect to Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code and regulations thereunder ("Section 162(m)"), this Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Company (the "Board") consisting of two or more "outside directors" (as this term is defined in Section 162(m)). As to other Awards, this Plan may be administered by the Board or by a duly authorized committee of directors. Transactions in or involving Awards intended to be exempt under Rule 16b-3 under
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended from time to time ("Rule 16b-3"), may be duly authorized by the Board, a committee of Non-Employee Directors (as defined in Section 6(a) below and meeting the requirements for disinterested director of Rule 16b-3), or as otherwise required or permitted under Rule 16b-3. Awards to Non-Employee Directors can be made only pursuant to Section 6 below.

 (b) Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

          (i) adopt, amend and rescind rules, regulations and procedures relating to this Plan and its administration or the Awards granted under this Plan;

          (ii) determine which persons (other than Non-Employee
     Directors) meet the requirements of Section 2 hereof for eligibility under this Plan and to which of such persons, if any, Awards will be granted under this Plan;

          (iii) grant Awards to persons determined to be Eligible Persons and determine the terms and conditions of such Awards, including but not limited to the number of Common Shares issuable pursuant thereto, the times (not more than 10 years after the initial Award) at which and conditions upon which Awards become exercisable or vest or shall expire or terminate, the fair market value of the Common Shares or Awards from time to time and/or the manner in which it will be determined, and (subject to applicable law) the consideration, if any, to be paid upon receipt, exercise or vesting of Awards; provided, that the fair market value of each non-qualified option or ISO granted shall not be less than the closing sale price of the Company's Common Shares reported for any applicable date on the New York Stock Exchange-Composite Tape or, if there is no sale or such date, for the preceding date upon which such a sale took place;

          (iv) determine whether, and the extent to which, adjustments are required pursuant to Section 8 hereof;

          (v) interpret and construe this Plan and the terms and conditions of any Award granted hereunder, whether before or after the date set forth in Section 9; and

          (vi) determine the circumstances under which, consistent with the provisions of Section 9, any outstanding
     Award may be amended;

which authority (except as to clause (ii) above) shall remain in effect so long as any Award remains outstanding under this Plan.

 (c) Specific Committee Responsibility and Discretion Regarding Awards. Subject to the express provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, subject to such limitations as the Committee may from time to time impose, among other things, provisions that:

          (i) permit the recipient of such Award, including but not limited to any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, (or any applicable tax withholding obligation upon such issuance or in respect of such Award or Shares), in whole or in part, by any one or more of the following:

               (A) the delivery of previously owned shares of capital stock of the Company (including shares acquired as or pursuant to Awards) or other property; and/or

               (B) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award;

          (ii) accelerate the receipt of benefits pursuant to such Award upon the occurrence of specified events including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 8 hereof, or in other circumstances or upon the occurrence of other events (including events of a personal nature) as deemed appropriate by the Committee;

          (iii)     qualify such Award as an Incentive Stock
     Option;

          (iv) extend the exercisability, term or vesting schedule of any or all outstanding Awards, change the price of any or all outstanding Awards or otherwise change previously imposed terms and conditions, in the specified events described in clause (ii) above or in other circumstances or upon the occurrence of other events
     (including events of a personal nature) as deemed appropriate by the Committee, in each case subject to
     Section 10;

          (v)  authorize the conversion, succession or
     substitution of outstanding Awards upon the occurrence of an event of the type described in Section 8, or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee; and/or

          (vi) provide for automatic grants of Awards or successive Awards.

 (d) Binding Determinations. Any action taken by, or inaction of, the Company, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or officer of the Company shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself.

 (e) Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board and the Committee may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

 (f) Delegation. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company.

5.   Awards

 (a) Types of Awards. The Committee, on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with an Eligible Person that is not inconsistent with the provisions of this Plan and that by its terms, involves or might involve the issuance of (i) Common Shares, (ii) an option, warrant, convertible security, stock appreciation right (including limited stock appreciation right) or similar right with an exercise or conversion privilege at a fixed or variable price related to the Common Shares or other equity securities of the Company and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any similar security with a value derived from the value of the Common Shares or other equity securities of the Company. The authorization of any such arrangement (including any benefits described in Section 5(d)) is referred to herein as the "grant" of an "Award." The Committee may authorize any officer (other than the particular recipient) to execute any or all agreements memorializing any grant of an Award by the Committee under this Plan. All Awards shall be evidenced by a writing memorializing the Award and containing all the terms and conditions of the Award, executed on behalf of the Company and by the recipient of the Award.

 (b) Form of Awards. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

 (c) Price; Consideration. Except as provided in the concluding proviso to Section 4(b)(iii), Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award, but shall not be issued for less than the minimum lawful consideration.

 (d) Cash Awards. The Committee shall have the express authority to create, add or include a cash payment or benefit under this Plan, whether in lieu of, in addition to, or as an Award or as a component of another type of Award.

 (e) Transfer Restrictions. Unless the Committee otherwise expressly provides, an Award shall be exercisable only by the recipient and shall be nontransferable, except in the event of the death or incapacity of the recipient. In the case of the recipient's death, the Award may be exercised by or transferred to the person or persons designated or entitled by laws of descent and distribution to succeed to rights of the decedent, and, in the case of the recipient's incapacity, by the legal representative of the recipient. The designation of a beneficiary to receive benefits or exercise rights in the case of a recipient's death consistent with applicable law and the terms hereof shall not constitute a transfer.

 (f) Tax Withholding. Upon any exercise, vesting, or payment of any Award, the Company shall have the right at its option to
(i) require the recipient (or his or her heirs, personal representatives or beneficiaries, as the case may be) to pay or provide for payment of the amounts of any taxes which the Company or any subsidiary may be required to withhold with respect to such transaction or (ii) deduct from any amount payable in case the amount of any taxes which the Company or any subsidiary may be required to withhold with respect to such cash amount. In any case where a tax is required to be withheld in connection with the delivery of Common Shares under this Plan, the Committee may grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Company reduce the numbers of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then fair market value, to satisfy such withholding obligation.

 (g) Special Performance-Based Share Awards. Without limiting the generality of the foregoing, and in addition to options granted under other provisions of this Section 5, other performance-based awards within the meaning of Section 162(m) ("Performance-Based Awards"), whether in the form of restricted stock, performance stock, phantom stock or other rights, the vesting of which depends on the performance of the Company on a consolidated, segment, subsidiary, division, or station basis with reference to revenues, net earnings (before or after taxes or before or after taxes, interest, depreciation, and/or amortization), cash flow, return on equity or on assets or on net investment, or cost containment or reduction, or any combination thereof (the "business criteria") relative to preestablished targeted levels of performance (the "performance goals"), may be granted under this Plan. The specific performance goals must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to those goals remains substantially uncertain. Performance goals may be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the goals were set. Other types of performance and non-performance awards may also be granted under the other provisions of this Plan.

 (i) Maximum Award. In no event shall grants in any calendar year to a participant under this Section 5 (g) relate to more than 200,000 shares.

 (ii) Committee Certification. Before any Performance-Based Award under this Section 5(g) is paid, the Committee must certify that the material terms of the Performance-Based Award were satisfied.

 (iii) Terms and Conditions of Awards. The Committee will have discretion to determine the restrictions or other limitations of the individual Awards under this Section
     5(g).

6.   Non-Employee Director Options

 (a) Options Granted to Non-Employee Directors. There shall be granted on each January 1 during the term of this Plan (without any action by the Board or Compensation Committee) to each Non-Employee Director then in office who is not an officer or employee of the Company or a subsidiary of the Company (a "Non-Employee Director") an Option to purchase 5,000 shares of Common Shares. In addition, each Non-Employee Director elected after the 1992 Annual Meeting of Stockholders has been or will be automatically granted, upon initial election, an option to purchase 40,000 shares. Notwithstanding the foregoing and subject to the adjustments provided by Section 8 of this Plan and Section 12 of the Company's Stock Option Plan of 1984 (the "1984 Plan"), the aggregate number of shares for which options may be granted to any Non-Employee Director under both this Plan and the 1984 Plan shall not exceed 120,000 shares. Non-Employee Directors will not be eligible to receive any other options under this Plan.

 (b)  Option Price.  The Option Price of each Non-Employee
Director Option shall be 100% of the fair market value of a share of Common Shares on the date of grant. The option price must be paid in full in cash upon exercise of the Option.

 (c) Exercisability. Each Option granted under this Section 6 and all rights and obligations thereunder shall expire ten
(10) years after the date of grant and shall be subject to earlier termination as provided below. Each Option granted under this Section 6 shall become exercisable at the rate of 20% per annum commencing on the first anniversary of the date of grant and each subsequent anniversary through the fifth anniversary.

 (d) Effect of Termination of Directorship. In the event of a Non-Employee Director's death, an Option granted pursuant to this
Section 6 held by such Non-Employee Director shall immediately become fully vested and remain fully exercisable for one year after the date of death or until the expiration of the stated term of such Option, whichever first occurs. If, after at least five consecutive years of service on the Board, a Non-Employee Director voluntarily resigns or decides not to stand for re-election, then an Option granted under this Section 6 held by such Non-Employee Director for at least six months from the date of grant shall immediately become and shall remain fully exercisable for one year after the date of such resignation or decision to step down or until the expiration of the stated term of such Option, whichever occurs first, and shall thereafter terminate. If a Non-Employee Director's services as a member of the Board terminate for any reason other than death or, after five consecutive years of service on the Board with such option held at least six months, resignation or decision to step down, any portion of an Option granted pursuant to this Section 6 which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for three months after the date of such termination or until the expiration of the stated term of the Option, whichever first occurs. Notwithstanding anything to the contrary in this Plan, no Options granted under this Section 6 shall be accelerated to a date less than six months after the Date of Grant of such Option.

7.   No Right to Employment

     Neither the existence of this Plan nor the grant of any Award under this Plan shall create in any grantee the right to continue to be employed by or to otherwise provide service to the Company or a subsidiary.

8.   Adjustments

     If (a) the outstanding securities of the class then subject to this Plan (the "outstanding shares") (1) are increased, decreased, exchanged or converted as a result of a stock split (including a split in the form of a stock dividend), reverse stock split, or the like or (2) are exchanged for or converted into cash, property or a different number or kind of securities (or if cash, property or securities are distributed in respect of the outstanding shares), as a result of a reorganization, merger, consolidation, recapitalization, restructuring, or reclassification, or (b) substantially all of the property and assets of the Company are sold, or (c) the holders of the outstanding shares receive an extraordinary dividend (other than a regular cash dividend or a stock dividend of an amount not greater than 10% of the previously outstanding shares) or other extraordinary distribution in cash, property or securities, then, unless the terms of such transaction shall otherwise provide, the Committee shall make equitable, appropriate and proportionate adjustments in (x) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards previously granted under this Plan, and (y) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan, and (z) such other terms of Awards as necessarily are affected by such event.

9.   Term of Plan

     No Award shall be granted under this Plan after December 31, 2002. Although Common Shares and/or cash may be issued after that date pursuant to Awards granted prior to such date, no Common Shares or cash shall be otherwise issued under this Plan after such date. Notwithstanding the foregoing, any Award granted prior to such date may be amended after such date in any manner that would have been permitted prior to such date, except that no such amendment shall increase the number of shares subject to, comprising or referenced in such Award, or extend the final expiration date of the Award, or reduce (below the fair market value of the date of the amendment) the exercise price of an Award.

10.  Amendment and Termination of Plan and Awards

     The Board may amend or terminate this Plan at any time and in any manner, subject only to any stockholder approval that may be required under applicable law. No amendment or termination of the Plan or change in or affecting any outstanding Award shall deprive, in any material respect, the recipient, without the consent of such recipient, of any of his or her rights or benefits under or with respect to the Award. Adjustments contemplated by Section 8 shall not be deemed to constitute a change requiring such consent.

11.  Effective Date of Plan

     This Plan shall be effective as of the date it has been approved by the affirmative votes of the holders of at least a majority of the Common Shares of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable law.

12.  Legal Issues

 (a) Compliance and Choice of Law; Severability. This Plan, the granting and vesting of Awards under this Plan and the issuance and delivery of shares of Common Shares and/or the payment of money under this Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with the laws of the state of incorporation of the Company. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan (subject to Section 12(b)) shall continue in effect.

 (b)  Plan Construction.

           (i) Rule 16b-3. It is the intent of the Company that this Plan and Awards hereunder satisfy and be interpreted in a manner that in the case of recipients who are or may be subject to Section 16 of the Exchange Act ("Section 16 Persons") satisfies the applicable requirements of Rule 16b-3 so that Awards (or transactions under Awards) to such persons that are intended to be exempt thereunder will be entitled to the benefits of Rule 16b-3 and will not be subjected to avoidable liability thereunder. If any provisions of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such Section 16 Persons in the circumstances, the Committee may disregard such provision.

          (ii) Section 162(m). It is further the intent of the Company that Options or SARs or other performance-based Awards under this Plan granted to persons who are executive officers or who become executive officers qualify as performance-based compensation under Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent. Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.

 (c) Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.


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